EXHIBIT 23.1





                          Independent Auditors' Consent

The Board of Directors
NYMAGIC, INC.:

We consent to the use of our report dated February 18, 2003, with respect to the consolidated balance sheets of NYMAGIC, INC. as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedules incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

(Signed) KPMG LLP
New York, New York
September 15, 2003